Exhibit 99.1

Pier 1 Imports, Inc. Hosts Analyst Store Event

Provides Third Quarter Business Update

FORT WORTH, Texas--(BUSINESS WIRE)--October 12, 2009--Pier 1 Imports, Inc. (NYSE:PIR) previously announced that it is hosting an event for shareholders and members of the buy- and sell-side analyst community on October 13, 2009, during which members of the management team will provide a general update on the Company’s business. In anticipation of this event, the Company has provided the following update on the third quarter ending November 28, 2009.

Comparable store sales for month of September increased 9.9% versus a decline of 11.7% in September of last year. Third quarter merchandise margins continue to improve on a year-over-year basis as a result of significantly reduced markdown and clearance activity and strong input margins. Inventory levels are expected to peak at the end of the quarter at approximately $350 million.

If recent trends in the Company’s stock price continue, management anticipates that the Company will have the right during the month of October to terminate the conversion rights of the holders of the Company’s 9% convertible notes, which were issued during the second quarter. It is expected that the Company will exercise that right. To date, approximately $15 million of the original $61.2 million bonds have either been converted or submitted for conversion into approximately 6 million shares.

Alex Smith, President and Chief Executive Officer, stated, “The improvement in our business that we spoke about on our second quarter conference call has continued through the month of September and into October. Since the end of the second quarter, we have seen increases in traffic and our conversion rates, which have resulted in positive comparable store sales. Although it is still early in the quarter, we have seen nothing to indicate that recent sales and traffic trends will not continue.

“As we head into November and December, we feel confident about our inventory level and our ability to manage it with significantly less markdowns than last year, resulting in continued improvements to merchandise margins on a year over year basis. We are excited about our fall and holiday marketing campaigns and expect that they will further build on our improvements in traffic. Although the economic environment may continue to be a challenge, we are committed to providing customers with a superior, yet affordable merchandise assortment and the rewarding in-store shopping experience they expect from Pier 1 Imports.”

Third Quarter Conference Call

The Company will host a conference call to discuss the fiscal 2009 third quarter results at 10:00 a.m. Central Time on December 17, 2009. A web cast will be available on the Company’s website at www.pier1.com linking through to the “Investor Relations” page to the “Events” page.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks factors disclosed in the Company’s Annual Report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400